THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A MINERAL PROPERTY PURCHASE AGREEMENT ENTERED INTO BY FINSBURY EXPLORATION LTD. AND BEARCLAW CAPITAL CORP. ON OCTOBER 4, 2011, AS AMENDED FROM TIME TO TIME, (THE “PURCHASE AGREEMENT”) AND SUCH SECURITIES ARE NOT TRANSFERABLE ON THE BOOKS OF QUARTZ MOUNTAIN RESOURCES LTD. EXCEPT IN ACCORDANCE AND COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS CERTIFICATE AND OF THE PURCHASE AGREEMENT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DATE OF ISSUE HEREOF.

PRINCIPAL SUM:	$ 650,000 Canadian Funds

DATE OF ISSUE:	August 20, 2012

MATURITY DATE:	October 31, 2013

1.

FOR VALUE RECEIVED, QUARTZ MOUNTAIN RESOURCES LTD. (the “Company”) promises to pay on the Maturity Date to the order of BEARCLAW CAPITAL CORP. (“Bearclaw”) the Principal Sum under this convertible debenture (the “Debenture”) plus all accrued and unpaid Interest as hereinafter set forth.

2.

The Principal Sum outstanding on the Debenture will bear interest (“Interest”) from August 1, 2012 at a rate of 8% per annum calculated and payable in cash quarterly in arrears on or before each “Interest Payment Date” (which shall mean the 1st day of each of January, April, July and October in each calendar year, and for any particular period for which Interest is payable, the Interest Payment Date shall be the date falling on the 1st day of the next January, April, July or October) until the earlier of:

(a) the date of the conversion of the Debenture, in full, pursuant to Section 7; and

(b) the date of redemption of the Debenture, in full, pursuant to Section 9.

3.	The first Interest Payment Date is October 1, 2012.

4.

Bearclaw acknowledges and agrees that, prior to the Maturity Date (as defined below), it may not demand from the Company the payment of the Principal Sum, the Interest (except as described in Section 2) or any outstanding portion thereof.

5.	The issuance of the Debenture will not restrict or prevent the Company from obtaining any other financing, or from issuing additional securities or rights subsequent to issuance of the Debenture.

6.	The Debenture shall not entitle Bearclaw to any rights as a shareholder of the Company, including without limitation, voting rights.

7.

At any time after the Date of Issue and before the Maturity Date, Bearclaw may, from time to time in a series of conversions or pursuant to a single conversion for the whole of the Principal Sum, at its option, upon 10 days written notice (the “Conversion Notice”) to the Company, convert all or any part of the outstanding Principal Sum under the Debenture, plus all accrued and unpaid Interest thereon up to, but excluding, the day that is the 10th day (or the next business day thereafter) from the date of receipt by the Company of the Conversion Notice (each such date, a “Conversion Date”), into common shares in the capital of the Company (the “Shares”) as follows:

(a)

the amount of the Principal Sum to be converted pursuant to a Conversion Notice, shall be converted into Shares at a conversion price per Share equal to $0.40. Any Interest that has accrued upon the amount of the Principal Sum to be converted pursuant to such Conversion Notice but that remains unpaid as of the Conversion Date, shall be converted into Shares at a conversion price per Share equal to the higher of $0.40 and the Market Price of the Shares at the time of such conversion;

(b)

a Conversion Notice will not be valid, and the Company will have no obligation to issue any Shares in respect thereof, if such Conversion Notice purports to convert a portion of the Principal Sum that, together with the accrued but unpaid Interest thereon, is an amount that is less than $100,000;

(c)

following each such Conversion Date, the Company shall, within 3 business days thereafter, deliver to Bearclaw a certificate(s) or other document(s) evidencing the Shares issuable upon the conversion of the outstanding Principal Sum set out in such Conversion Notice and accrued and unpaid Interest thereon pursuant to this Section 7. As of any such Conversion Date, Bearclaw shall be treated for all purposes as the record holder of the converted Shares issued pursuant to such Conversion Notice;

(d)

in the event that a Conversion Notice (the “Final Conversion Notice”) received by the Company would cause the conversion into Shares of all of the remaining outstanding Principal Sum under the Debenture, plus all accrued and unpaid Interest thereon, then on or before such Conversion Date (the “Final Conversion Date”), Bearclaw shall deliver to the Company the outstanding Debenture or an affidavit of loss in a form satisfactory to the Company, evidencing the Principal Sum outstanding under the Debenture. As of the Final Conversion Date, Bearclaw shall be treated for all purposes as the record holder of the converted Shares issued pursuant to such Final Conversion Notice and the Debenture evidencing the Principal Sum and any accrued and unpaid Interest so converted shall be cancelled by the Company and the Company shall have no further obligation to Bearclaw thereunder; and

(e)

Bearclaw acknowledges and agrees that it is Bearclaw’s intention that the Principal Sum and any Interest accrued but unpaid thereon is to be repaid in full by way of set-off against the issuance by the Company to Bearclaw of the Shares on the basis described in this Section 7.

8.

No fractional Shares shall be issued and if any conversion provided for herein would result in Bearclaw being entitled to receive a fraction of a Share, the Company shall instead issue upon such conversion the next lesser whole number of Shares and Bearclaw shall not be entitled to any cash payment in respect of any fractional interest.

9.

The Company shall, on October 31, 2013 (the “Maturity Date”), redeem the Debenture in whole plus all accrued and unpaid Interest on any outstanding Principal Sum to the extent that the Debenture has not been converted or redeemed as of the Maturity Date and any such outstanding Principal Sum and all accrued and unpaid Interest thereon will be payable by the Company to Bearclaw on the Maturity Date.

10.

The Debenture will remain convertible, in accordance with Section 7, by Bearclaw into Shares until 4:00pm (Vancouver time) on the date prior to the Maturity Date, provided that a Conversion Notice has been delivered to the Company at least 10 days prior to the Conversion Date.

11.	Subject to Section 10:

(a)

on or before the Maturity Date, Bearclaw shall deliver to the Company the outstanding Debenture or an affidavit of loss in a form satisfactory to the Company, evidencing the Principal Sum outstanding under the Debenture, and the Debenture, upon repayment, shall be cancelled by the Company and, subject to this Section 11, the Company shall have no further obligation to Bearclaw thereunder;

(b)

on the Maturity Date, the Company shall deliver to Bearclaw, upon receipt of the Debenture or an affidavit of loss in a form satisfactory to the Company evidencing the Principal Sum outstanding under the Debenture, an amount representing the outstanding Principal Sum repayable by the Company in accordance with Section 9 to Bearclaw together with any accrued and unpaid Interest thereon; and

(c)

Bearclaw acknowledges and agrees that it is Bearclaw’s intention that the Principal Sum and any accrued but unpaid Interest thereon is, pursuant to Section 9, to be repaid in Canadian dollars by the Company to Bearclaw.

12.

The Company hereby covenants and agrees with Bearclaw that if this Debenture becomes mutilated, lost, destroyed or stolen, the Company shall, upon receipt of a declaration of loss from Bearclaw in a form satisfactory to the Company, issue and deliver to Bearclaw a new Debenture of like date and tenor as the one mutilated, lost, destroyed or stolen, in exchange for and in place of and upon cancellation of such mutilated, lost, destroyed or stolen Debenture.

13.	This Debenture is not transferable or assignable by Bearclaw without the prior written consent of the Company.

14.	Failure of Bearclaw to enforce any of its rights or remedies under this Debenture will not constitute a waiver of the rights of Bearclaw to enforce such rights and remedies thereafter.

15.	Any capitalized terms in this Debenture that are not otherwise defined herein shall bear the meanings associated with such terms in the Purchase Agreement.

16.

This Debenture (and any transactions, documents, instruments or other agreements contemplated in this Debenture) shall be construed and governed exclusively by the laws in force in British Columbia and the laws of Canada applicable therein, and the courts of British Columbia (and Supreme Court of Canada, if necessary) shall have exclusive jurisdiction to hear and determine all disputes arising hereunder. The undersigned irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts.

IN WITNESS WHEREOF the Company has caused its duly authorized signatory to execute and deliver this Debenture to Bearclaw as of the day and year first above written.

QUARTZ MOUNTAIN RESOURCES LTD.

Per:    __________________________________
           Authorized Signatory